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                                                                       Exhibit 7

                         Agreement for the Sale of Stock

     This Agreement for the Sale of Stock (this "Agreement") is entered into as of this 5/th/ day of February, 2003 by and between Southern Scottish Inns, Inc., a Louisiana corporation (the "Buyer"), and Patrick W. Hopper as sole trustee of the Patrick W. Hopper Trust UTD 03/02/1994, a Nevada trust (the "Seller").

     Whereas, the Seller owns 214,913 shares of the common stock of the Buyer,

     Whereas, the Buyer desires to purchase from the Seller all 214,913 shares owned by the Seller, and

     Whereas, the Buyer and the Seller have agreed to the purchase and sale of the shares on the terms and conditions set forth in this Agreement.

     Now Therefore, in consideration of these premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller, each intending to be legally bound, hereby agree as follows.

     1. Purchase and Sale of Shares. The Seller hereby agrees to sell and the Buyer hereby agrees to buy all 214,913 shares of Buyer common stock owned by the Seller. Consummation of the purchase and sale of the shares shall occur in stages, as set forth in this Section 1.

     (a) The first purchase and sale shall occur immediately after the Buyer receives from its insurer the proceeds of the Buyer's property and casualty insurance policy on a certain property located in New Iberia, Louisiana. The Buyer shall take all actions necessary to obtain those proceeds no later than April 30, 2003. The net insurance proceeds payable to the Buyer are currently estimated to be between $50,000 and $65,000. The entire amount of net insurance proceeds shall be applied by the Buyer to purchase of the Seller's shares, at the price of $1.50 per share, or between 33,333 and 43,333 shares. A minimum of 33,333 shares shall be purchased by the Buyer from the Seller at the purchase price of $1.50 per share on or before April 30, 2003.

     (b) The Seller's remaining shares, estimated to be between 171,580 and 181,580 shares, shall then be purchased by the Buyer in monthly installments. By the end of each month after April 30, 2003 and continuing every month until all of the Seller's remaining shares are sold, the Buyer shall deliver to the Seller an aggregate purchase price of $7,500. The per share purchase price and the number of shares sold each month shall be determined by a formula. The formula is the initial purchase price of $1.50 per share, escalating by a factor of
0.004583 (0.4583%) each month and rounded to the nearest hundredth. Accordingly, the per share purchase price for shares purchased by the end of May 2003 shall be $1.51 (or 4,967 shares to be purchased and sold in May 2003). The per share purchase price for shares purchased by the end of June 2003 shall be $1.52 (or 4,934 shares to be purchased and sold in June 2003). The per share purchase price and number of shares to be purchased and sold in following months shall be determined in the same manner, so for example the per share purchase price in July 2003 shall be $1.53 (or 4,902 shares to be purchased and sold in July
2003). The purchases and sales shall continue each month uninterrupted until all 214,913 shares owned by the Seller have been sold to and purchased by the Buyer.

     2. Seller's Rights as Shareholder and Seller's Remedies. (a) Until the purchase price of the shares is delivered by the Buyer to the Seller, the Seller shall continue to have and may exercise all rights of a shareholder of the Buyer with respect to any and all shares not yet paid for by the Buyer and delivered by the Seller to the Buyer.

     (b) If the Buyer has defaulted in its obligations under Section 1 of this Agreement because the Buyer has not purchased and delivered payment for the shares precisely in accordance with this Agreement and at the times provided in
Section 1, including but not limited to purchase of at least 33,333 shares at the price of $1.50 per share by April 30, 2003, the Seller may sell any or all of the Seller's shares to any other purchaser(s) at any price agreed to by the Seller and the other purchaser(s), and the Seller may do so without any notice whatsoever to the Buyer. If the

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price at which the shares are sold to the other purchaser(s) is less than the price agreed to be paid by the Buyer, the Seller may demand immediate payment from the Buyer of the difference between the price agreed to be paid by the Buyer and the price at which the shares are actually sold. If the price exceeds the price agreed to be paid by the Buyer, the Buyer shall have no claim to the difference. The Seller may transfer or assign to the other purchaser any and all of the Seller's rights and interests under this Agreement. The remedy(ies) in this paragraph (b) is in addition to and not in limitation of any other remedy the Seller may have at law or in equity for the Buyer's failure to adhere to its obligations under Section 1 of this Agreement.

     (c) Even if the Buyer has not defaulted in its obligations under Section 1 of this Agreement, the Seller shall at all times nevertheless have the right to solicit from other potential purchasers indications of interest for the purchase of all or any part of the 214,913 shares owned by the Seller. If another purchaser(s) indicates interest in purchasing all or any part of the Seller's shares, the Seller may sell all or any part of the shares to that other purchaser(s) at any price agreed to by the Seller and the purchaser(s), but only if (1) the Seller first gives written notice to the Buyer and (2) within 10 calendar days after the Seller delivers the notice the Buyer does not purchase from the Seller the identical number of shares proposed to be sold to the other purchaser(s) at the price agreed to by the other purchaser(s). If the other purchaser(s) does not purchase all of the Seller's remaining shares, the purchase and sale of the Seller's remaining shares shall continue on a monthly basis in accordance with Section 1 of this Agreement until all of the Seller's shares are sold.

     (d) Until all of the Seller's shares have been purchased by the Buyer, this Agreement shall not constitute a waiver or release on the Seller's part of any claims, demands, rights, actions, causes of action, suits, or damages whatsoever and of every kind and nature, whether known or unknown, contingent or otherwise, against the Buyer relating to or arising out of the Seller's ownership of common stock of the Buyer. But if all of the Seller's shares are purchased by the Buyer this Agreement shall constitute a waiver and release on the Seller's part of all claims, except for any claims arising from events occurring after execution of this Agreement, including but not limited to claims for the enforcement of this Agreement.

     3. Successors. This Agreement shall be binding upon the Buyer and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Seller and the Seller's personal or legal representatives, trustee(s), executors, administrators, successors, heirs, distributees, and legatees.

     4. Governing Law. This Agreement has been executed in the State of Nevada and performance shall occur in the State of Nevada. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Nevada, without giving effect to the principles of conflict of laws of such State.

     5. Jurisdiction and Arbitration and Legal Fees. (a) By entering into this Agreement the Buyer acknowledges that it is subject to the jurisdiction of both the federal and state courts in the State of Nevada. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Clark County, Nevada, or in the federal court having jurisdiction in Las Vegas, Nevada. The Buyer expressly waives its rights to have any such actions or proceedings brought or tried elsewhere. Any dispute or controversy arising under or in connection with this Agreement may, at the Seller's option, be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     (b) If any arbitration, legal action, or other proceeding is brought by the Seller for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the Seller shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding if the Seller is the prevailing party, in addition to any other relief to which he may be entitled.

     6. Notices and Payments. Any written notices given by the Seller to the Buyer shall be addressed to the Chief Executive Officer, Southern Scottish Inns, Inc., 1726 Montreal Circle, Tucker, Georgia 30084. Notices

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given by the Buyer to the Seller shall be delivered to Mr. Patrick W. Hopper,
2624 Pebblegold Avenue, Henderson, Nevada 89074. A notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Payment by the Buyer to the Seller shall not be deemed to have occurred until actually received and collected by the Seller through "delivery versus payment" through Morgan Keegan & Co., Inc.

     7. Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the Seller and the Buyer have executed this Agreement effective as of the date first set forth above.

                                   Southern Scottish Inns, Inc. (the Buyer):

                                   By:    /s/ Bobby E. Guimbellot
                                          --------------------------------------
                                          Bobby E. Guimbellot
                                   Its:   Chief Executive Officer


                                   Patrick W. Hopper Trust UTD 03/02/1994 (the
                                   Seller):

                                   /s/ Patrick W. Hopper
                                   ---------------------------------------------
                                   Patrick W. Hopper, Sole Trustee

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